Frontier Financial Corporation Announces First Quarter 2007 Earnings Up 13.6%

EVERETT, WA -- 04/24/2007 -- Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the first quarter ended March 31, 2007. Net income for the first quarter 2007 increased 13.6% to $17.5 million, compared with net income of $15.4 million in 2006. This was the result of a pre-tax increase in net interest income in 2007 of $5.4 million. Excluding the nonrecurring pre-tax gain of $2.1 million that occurred in the first quarter 2006, net income increased 24.4 % over the first quarter 2006. On a diluted per share basis, first quarter net income for 2007 was $.38 per share compared with $.35 in 2006, an increase of 8.6%, or 21.9% excluding the nonrecurring gain of $2.1 million. Annualized return on average assets and return on average equity for the first quarter 2007 was 2.15% and 17.80%, respectively, compared to 2.17% and 18.45%, respectively, for the same period in 2006.

John J. Dickson, President and CEO of Frontier Financial Corporation, said, "We achieved solid growth in both the first quarter and year over year net income, loans and deposits. Our tax equivalent net interest margin was 5.59% for the first quarter 2007, and was 5.61% for the same period in 2006, a slight decrease over the prior year. For the current quarter, our tax equivalent net interest margin was down from fourth quarter 2006 by 22 basis points. Twelve basis points of this decrease was attributable to a 90-day first quarter compared to a 92-day fourth quarter in 2006. The remaining decrease of 10 basis points was due to the cost of funds increasing 16 basis points more than the yield on earning assets."

Loans increased by $346.6 million, or 13.0% since first quarter 2006. Loan growth during the linked quarter was $110.3 million, or 15.2% annualized. New loan originations for the first quarter 2007 were $489.6 million compared with $400.5 million in 2006, a 22.3% increase. Current linked quarter new loan originations were up $43.9 million or 9.9%.

Dickson continued, "Typically in the past we have seen a moderation in originations in the fourth and first quarters, as a result of the seasonality of our residential real estate construction and land development lending. For fourth quarter 2006 and first quarter 2007, our new loan originations increased year over year and on a linked quarter basis. This strong showing is evidence of the vibrant Puget Sound economy that is growing jobs at two times the national rate, thus attracting population growth substantially above the national average."

Highlights

For the first quarter 2007:

--  First quarter earnings of $17.5 million, up 13.6% from the first quarter 2006 of $15.4 million.
--  Fully diluted first quarter earnings per share increased 8.6% to $.38 from $.35 a year ago.
--  Tax equivalent net interest margin down slightly to 5.59% in the first quarter from 5.61% for the first quarter of 2006.
--  Efficiency ratio continues as one of the industry's best at 38% for the first quarter down from 41% for the first quarter 2006.
--  Return on average equity of 17.80% for the first quarter, down from
    18.45% for first quarter 2006.
--  Return on average assets of 2.15% for the first quarter, compared to
    2.17% for first quarter 2006.
--  Repurchased 626,628 shares of common stock at a cost of $16.6 million with an average share price of $26.49.
Asset Quality

As of March 31, 2007, nonperforming assets were .35% of total assets compared to .17% a year ago. Nonaccruing loans increased to $11.7 million at March 31, 2007, up from $5.2 million at March 31, 2006 and up from $8.7 million at December 31, 2006. The ratio of loans past due over 30 days was 0.54% of total loans at March 31, 2007, up slightly from previous quarter end of 0.44%. The nonperforming assets and the delinquency ratios continue to be centered in one loan totaling $7.1 million, or 61.2% of the total nonperforming loans. There are a total of 15 loans with balances ranging from $17 thousand to $7.1 million that make up the total of nonperforming loans. "Our strong local economy continues to provide the foundation for the quality of our loan portfolio," said Lyle E. Ryan, President of Frontier Bank.

During the first quarter of 2007, the Corporation provided $1.5 million for loan losses as compared to $2.5 million for the first quarter of 2006. The total allowance for loan losses stood at $41.8 million, or 1.38% of total loans outstanding compared to $38.7 million, or 1.45% of total loans outstanding as of the same date last year. The allowance for loan losses including the allocation for undisbursed loans of $3.9 million, would amount to a total allowance of $45.6 million, or 1.51% of total loans outstanding as of March 31, 2007. This compares to the undisbursed allocation of $3.5 million, for a total allowance of $42.2 million, or 1.58% of total loans outstanding for the same time period last year. For the quarters ended March 31, 2007 and 2006, net loan charge-offs were $33 thousand and a net recovery of $120 thousand, respectively.

Funding

Competition for deposits continues to be fierce in the Puget Sound market. Our strong loan growth of $346.6 million was primarily funded by deposit growth of $200.0 million, which increased from $2.37 billion at March 31, 2006 to $2.57 billion at March 31, 2007. The deposit growth was centered in our premier treasury money market and time deposits.

Total deposits increased in the first quarter by $116.1 million. Noninterest bearing accounts increased $2.7 million, while interest bearing deposits, driven primarily by time deposits, increased $113.4 million.

Short-term borrowings, primarily federal funds purchased were $36.3 million, an increase of $24.5 million from March 31, 2006 and a decrease of $45.4 million at December 31, 2006. Federal Home Loan Bank advances increased $40.7 million from the first quarter 2006 and $4.0 million for the quarter.

First Quarter 2007 Operating Results

Operating Results

Net interest income for the first quarter of 2007 was $42.7 million, an increase of $5.4 million, or 14.5%, compared to $37.3 million for the prior year first quarter.

Frontier's tax equivalent net interest margin was 5.59% in 2006, compared to 5.61% in 2006. Approximately 57% of the Corporation's loans are variable rate (immediately repriceable) and 14% are adjustable rate, which reprice within three months to five years, depending on the index. The yield on earning assets increased 67 basis points to 9.07% in the first quarter 2007 from 8.40% in the first quarter 2006, and the cost of funds increased 83 basis points to 4.27% in the first quarter 2007 from 3.44% in the first quarter 2006.

Total noninterest income for the year decreased $1.9 million, or 35.9% to $3.4 million from $5.3 million, in 2006. The major component of this decrease was a $2.1 million pre-tax gain during the first quarter of 2006 on the sale of a portion of property, that had been owned for several years for potential branch expansion.

Total noninterest expense increased $1.4 million to $18.1 million, for the quarter ending March 31, 2007, up 8.2%, compared with the same period last year. Salaries and benefits increased $661 thousand or 6.2% and occupancy expense increased $555 thousand or 39.0% as a result of the four branch additions over the past year and the related staffing of those offices.

Balance Sheet and Capital Management

At March 31, 2007 Frontier's total assets were $3.32 billion, and deposits totaled $2.57 billion, an increase of 10.1% and 8.4%, respectively, compared to the prior year. Net loans of $2.98 billion and investments of $108.1 million reflected an increase of 13.0% and a decrease of 5.4%, respectively.

Shareowners' equity of the Corporation was $390.8 million at March 31, 2007, up from $354.4 million a year ago, an increase of 10.3%. During the first quarter 2007 the Corporation repurchased 626,628 shares at a cost of $16.6 million with an average share price of $26.49. Weighted average year-to-date diluted shares totaled 45,624,490 for 2007 versus 44,685,555 for 2006.

Dickson stated, "The previously announced second quarter 2007 cash dividend of $.16 per share, an increase of 36.8% over second quarter 2006, representing the 30th consecutive quarter of increased cash dividends, will be paid to shareowners on Tuesday, April 24, 2007." Frontier began paying cash dividends to shareowners in 1999.

Subsequent Event

Subsequent to March 31, 2007, the Corporation undertook a balance sheet restructure with the intention of accounting for the transaction under SFAS 159 and 157 (see press release dated April 24, 2007). Based on a recently released interpretation of the accounting standards by the Center for Audit Quality, the Corporation withdrew the election for the early adoption of SFAS 159 and 157. As a result, the Corporation will record $2.5 million pre-tax reduction to net interest income in the second quarter. This reduction will be partially offset by an annualized pretax increase in net interest income of $1.1 million.

Certain amounts in prior years' financial statements have been reclassified to conform to the 2007 presentation. These classifications have not had an effect on previously reported income or equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2006 Form 10-K.

              FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF INCOME
                    (Audited except for March 31, 2007)

(In thousands, except for       For the Three Months Ended       For the
 per share amounts)                     ----------              year ended
                            March 31,  December 31, March 31,  December 31,
                               2007        2006        2006        2006
                            ----------  ----------  ----------  ----------
INTEREST INCOME
  Interest and fees on
   loans                    $   67,562  $   65,962  $   54,120  $  244,493
  Interest on investments          961       1,415       1,100       5,651
                            ----------  ----------  ----------  ----------
    Total interest income       68,523      67,377      55,220     250,144
                            ----------  ----------  ----------  ----------
INTEREST EXPENSE
  Interest on deposits          21,724      20,808      14,582      73,526
  Interest on borrowed
   funds                         4,080       3,519       3,334      13,416
                            ----------  ----------  ----------  ----------
    Total interest expense      25,804      24,327      17,916      86,942
                            ----------  ----------  ----------  ----------
Net interest income             42,719      43,050      37,304     163,202

PROVISION FOR LOAN LOSSES       (1,450)     (2,300)     (2,500)     (7,500)
                            ----------  ----------  ----------  ----------
Net interest income after
 provison for loan losses       41,269      40,750      34,804     155,702
                            ----------  ----------  ----------  ----------
NONINTEREST INCOME
  Loss on sale of
   securities                                    -           -         (25)
  Gain on sale of secondary
   mortgage loans                  475         443         295       1,491
  Service charges on
   deposit accounts              1,075       1,051       1,057       4,214
  Gain on sale of premise
   and equipment                     -          50       2,072       2,445
  Other noninterest income       1,857       1,859       1,892       7,498
                            ----------  ----------  ----------  ----------
    Total noninterest
     income                      3,407       3,403       5,316      15,623
                            ----------  ----------  ----------  ----------
NONINTEREST EXPENSE
  Salaries and employee
   benefits                     11,308      11,001      10,647      41,985
  Occupancy expense              2,646       2,352       2,150       9,108
  State business taxes             500         505         655       2,213
  Other noninterest expense      3,693       3,743       3,316      13,740
                            ----------  ----------  ----------  ----------
    Total noninterest
     expense                    18,147      17,601      16,768      67,046
                            ----------  ----------  ----------  ----------
INCOME BEFORE INCOME TAX        26,529      26,552      23,352     104,279
PROVISION FOR INCOME TAX        (9,006)     (9,001)     (7,924)    (35,369)
                            ----------  ----------  ----------  ----------
    NET INCOME              $   17,523  $   17,551  $   15,428  $   68,910
                            ==========  ==========  ==========  ==========
Weighted average number of
shares outstanding for the
 period                     45,176,326  45,328,840  44,215,529  45,009,526
Basic earnings per share    $     0.39  $     0.39  $     0.35  $     1.53
                            ==========  ==========  ==========  ==========
Weighted average number of
 diluted shares
  outstanding for period    45,624,490  45,866,921  44,685,555  45,484,987
Diluted earnings per share  $     0.38  $     0.38  $     0.35  $     1.52
                            ==========  ==========  ==========  ==========
Efficiency ratio                    38%         37%         41%         38%
Return on average assets          2.15%       2.22%       2.17%       2.27%
Return on average equity         17.80%      18.10%      18.45%      18.91%
Net interest margin               5.56%       5.78%       5.57%       5.69%
TE Effect                         0.03%       0.03%       0.04%       0.04%
                            ----------  ----------  ----------  ----------
*TE Net interest margin           5.59%       5.81%       5.61%       5.73%
                            ==========  ==========  ==========  ==========

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

              FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET
                   (Audited except for March 31, 2007)

(In thousands, except shares)
                                      March 31,   December 31,  March 31,
ASSETS                                   2007         2006         2006
                                     -----------  -----------  -----------
Cash & due from banks                $    96,074  $   104,222  $   115,787
Federal funds sold                         5,084       18,673       22,587
Securities:
   Available for sale-fair value         104,470      111,112      108,690
   Held to maturity-amortized cost         3,599        3,599        5,588
                                     -----------  -----------  -----------
          Total securities               108,069      114,711      114,278
Loans recievable:
  Held for sale                            5,417        7,220        3,389
  Held for portfolio, net of
   unearned income                     3,012,846    2,900,780    2,668,306
  Less allowance for loan losses         (41,755)     (40,649)     (38,730)
                                     -----------  -----------  -----------
          Net loans                    2,976,508    2,867,351    2,632,965
Premises & equipment, net                 31,218       30,026       28,866
Intangible assets                         41,164       41,227       41,126
Federal Home Loan Bank (FHLB) stock       15,030       15,030       15,029
Bank owned life insurance                 22,434       22,198       21,509
Other assets                              27,352       25,026       24,704
                                     -----------  -----------  -----------
   TOTAL ASSETS                      $ 3,322,933  $ 3,238,464  $ 3,016,851
                                     ===========  ===========  ===========
LIABILITIES
Deposits:
  Noninterest bearing                $   409,321  $   406,621  $   392,001
  Interest bearing                     2,160,420    2,047,011    1,977,746
                                     -----------  -----------  -----------
   Total deposits                      2,569,741    2,453,632    2,369,747
Federal funds purchased and
  securities sold under repurchase
   agreements                             36,315       81,673       11,836
Federal Home Loan Bank advances          286,079      282,017      245,422
Junior subordinated debt                   5,156        5,156        5,156
Other liabilities                         34,880       20,703       30,276
                                     -----------  -----------  -----------
   TOTAL LIABILITIES                   2,932,171    2,843,181    2,662,437
                                     -----------  -----------  -----------
SHAREOWNERS' EQUITY
Preferred stock, no par value;
 10,000,000 shares authorzied                  -            -            -
Common stock, no par value;
 100,000,000 shares authorized           185,558      183,982      180,256
Retained earnings                        199,398      205,126      170,142
Accumulated other comprehensive
 income, net of tax effect                 5,806        6,175        4,016
                                     -----------  -----------  -----------
   TOTAL SHAREOWNERS' EQUITY             390,762      395,283      354,414
                                     -----------  -----------  -----------
TOTAL LIABILITIES AND SHAREOWNERS'
 EQUITY                              $ 3,322,933  $ 3,238,464  $ 3,016,851
                                     ===========  ===========  ===========
Shares outstanding at end of period   44,816,174   45,350,316   45,075,179

Book value                                  8.72         8.72         7.86
Tangible book value                         7.80         7.81         6.95

Contact:
John J. Dickson
Frontier Financial Corporation
President & CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President & CBO
425-514-0700